Exhibit 99.3

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this offering memorandum before making an investment decision. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Further, the risks described below are not the only risks we face. There are other risks and uncertainties not currently known to us or that we currently deem to be immaterial that could also materially and adversely affect our business, financial condition or results of operations. In the event any risks adversely affect our business, financial condition or results of operations, you may lose all or part of your original investment in the notes. You should also review “Summary—Recent Developments,” which sets forth limitations and risks related to our preliminary results for the year ended December 31, 2013 and which limitations and risks are incorporated by reference into this “Risk Factors” section.

Risks Related to the Notes and Our Indebtedness

Claims of noteholders will be structurally subordinated to claims of creditors of the Issuer’s subsidiaries.

The notes will not be guaranteed by any of the Issuer’s subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to all indebtedness and other liabilities of the Issuer’s subsidiaries, including claims of trade creditors. All obligations of the Issuer’s subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to the Issuer or its creditors, including the holders of the notes. In the event of bankruptcy, liquidation or dissolution of any of the Issuer’s subsidiaries, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets necessary to make payments to the Issuer as its direct or indirect equity holder or otherwise. This may materially adversely affect the Issuer’s ability to make payments to the holders of the notes.

As of September 30, 2013, the Issuer’s subsidiaries had total liabilities of $1,371.5 million and an additional $50.0 million of funds available to borrow under the revolving portion of the senior secured credit facilities. In addition, the senior secured credit facilities, the indenture governing the 2020 notes and the indenture governing the notes each permit subsidiaries of the Issuer to incur significant additional indebtedness, subject to certain conditions, and do not limit these subsidiaries’ ability to incur additional liabilities that are not indebtedness. See “—Despite current debt levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.”

The Issuer is the sole obligor of the notes and the Issuer’s direct and indirect subsidiaries do not guarantee the Issuer’s obligations under the notes and do not have any obligation with respect to the notes; the terms of the credit agreement governing the senior secured credit facilities and the indenture governing the 2020 notes significantly restrict Opco from paying dividends and otherwise transferring assets to the Issuer.

The Issuer is a holding company and does not have any material assets or liabilities, or operating, investing or financial activities of its own other than its ownership of all of the membership interests of Opco and the issuance of the existing notes. Operations are conducted through Opco and its subsidiaries. Consequently, the Issuer will be dependent on loans, dividends and other payments from Opco and, indirectly, Opco’s subsidiaries to make payments of principal and interest in cash on the notes. However, the Issuer’s subsidiaries are separate and distinct legal entities, and they will have no obligation, contingent or otherwise, to pay the amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Holders of the notes will not have any direct claim on the cash flows or assets of the Issuer’s direct and indirect subsidiaries.

The ability of the Issuer’s subsidiaries to pay dividends and make distributions, loans and other payments to the Issuer will depend on their cash flows and earnings, which, in turn, will be affected by all of the factors discussed in “Risk Factors.” The ability of the Issuer’s direct and indirect subsidiaries to pay dividends and make distributions, loans and other payments to the Issuer may be restricted by, among other things, applicable laws and regulations and by the terms of the agreements into which they have entered. If the Issuer is unable to obtain funds from its direct and indirect subsidiaries as a result of restrictions under their debt or other agreements, applicable laws and regulations or otherwise, the Issuer may not be able to pay cash interest or principal on the notes when due.

The terms of the credit agreement governing the senior secured credit facilities and the indenture governing the 2020 notes significantly restrict Opco from paying dividends and otherwise transferring assets to the Issuer, except for administrative, legal and accounting services or to make tax payments, and subject to certain other exceptions. Specifically, the indenture governing the 2020 notes generally prohibits the payment of dividends except out of a cumulative basket based on an amount equal to 50% of Opco’s cumulative net income since October 1, 2012. In addition, as a condition to making such payments to the Issuer based on such formula, Opco must have a fixed charge coverage ratio of at least 2.0 to 1.0 after giving effect to any such payments. Notwithstanding such restrictions, the indenture governing the 2020 notes permits an aggregate amount not to exceed the greater of $50.0 million and 2.5% of the total assets of Opco of such payments to be made whether or not there is availability under the formula above or the conditions to its use are met (and no default has occurred, is continuing or would occur). The credit agreement governing the senior secured credit facilities generally only permits dividends out of “available amounts” (defined to include excess cash flow not otherwise required to be applied to repay borrowings under the senior secured credit facilities). The available amount formulation includes a starter amount of $25.0 million and will include available amounts beginning with respect to fiscal year ended December 31, 2014. However, available amounts are only adjusted annually upon the delivery of Opco’s audited financial statements and calculation of our excess cash flow for such year under the terms of the credit agreement, so the basket will not begin to grow prior to 2015. In addition, as a condition to making such payments to the Issuer based on such formula, Opco must have a total net leverage ratio not in excess of 5.50x. Notwithstanding such restrictions, the credit agreement permits an aggregate amount not to exceed the greater of $40.0 million and 2.1% of the consolidated total assets of Opco of such payments to be made whether or not there is availability under the formula above or the conditions to its use are met (and no default has occurred, is continuing or would occur).

The ability of Opco to comply with the conditions to the use of such baskets described above may be affected by events that are beyond its control. A breach of any such conditions could result in a default under the senior secured credit facilities or under the indenture governing the 2020 notes, as applicable, and in the event of any such default, the holders and lenders thereof could elect to accelerate the maturity of all of the outstanding notes or loans. If the maturity of the 2020 notes or borrowings under the senior secured credit facilities were to be accelerated, all such outstanding debt would be required to be paid in full before Opco would be permitted to distribute any assets or cash to the Issuer.

We cannot assure you that the agreements governing the current and future indebtedness of the Issuer’s direct and indirect subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions, loans or other payments to pay cash interest or principal on the notes when due. In particular, the notes mature earlier than the 2020 notes and the term loans under the senior secured credit facilities, and there is no assurance that we will have sufficient capacity under our baskets to repay you the principal amount of the notes due at maturity. See “Description of Certain Indebtedness.” The credit agreement, including all amendments thereto, and the indenture governing the 2020 notes are filed as exhibits to the public filings of Opco and are incorporated by reference herein.

We have a substantial amount of debt, which exposes us to various risks.

We have substantial debt and, as a result, significant debt service obligations. As of September 30, 2013, after giving pro forma effect to the issuance of the notes offered hereby, the Issuer and its subsidiaries would have had approximately $1,322.1 million of debt outstanding (excluding intercompany debt). As of September 30, 2013, we also have the ability to borrow up to $50.0 million under the revolving portion of the senior secured credit facilities. Our substantial level of debt and debt service obligations could have important consequences including:

•	making it more difficult for us to satisfy our obligations with respect to our debt, including the notes, which could result in an event of default under the indenture governing the notes and the agreements governing our other debt including the senior secured credit facilities and the 2020 notes;

•	limiting our ability to obtain additional financing on satisfactory terms, or at all, to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns and industry conditions, which could place us at a disadvantage compared to our competitors that are less leveraged and can therefore take advantage of opportunities that our leverage prevents us from pursuing;

•	potentially allowing increases in floating interest rates to negatively impact our cash flows;

•	having our financing documents place restrictions on the manner in which we conduct our business, including restrictions on our ability to pay dividends, make investments, incur additional debt and sell assets; and

•	reducing the amount of our cash flows available to fund working capital requirements, capital expenditures, acquisitions, investments, other debt obligations and other general corporate requirements, because we will be required to use a substantial portion of our cash flows to service debt obligations.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our debt.

Despite current debt levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional debt, including secured debt, in the future. Although the senior secured credit facilities, the indenture governing the 2020 notes and the indenture governing the notes each contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and any debt we incur in compliance with these restrictions could be substantial. If we incur additional debt on top of our current debt levels, this would exacerbate the risks related to our substantial debt levels. Furthermore, as we increase our debt level and/or incur indebtedness that is contractually or structurally subordinated to our other indebtedness, we may be required to pay higher interest rates on additional debt, which would increase our cost of capital and could have a material adverse effect on our financial condition and results of operation.

If Opco is not permitted to provide sufficient funds to the Issuer to pay cash interest on the notes, interest on the notes may be paid in PIK Interest rather than cash.

The Issuer will be required to pay interest on the notes entirely in cash unless the conditions described in this offering memorandum are satisfied, in which case the Issuer will be entitled to pay, to the extent described herein, interest by either increasing the principal amount of the outstanding notes or by issuing additional notes as PIK Interest. In general, the Issuer must pay cash interest only if it has sufficient available cash, together with cash that is then distributable to the Issuer by its subsidiaries, taking into account legal and contractual restrictions, to make such interest payments. See “Description of Notes—Principal, Maturity and Interest.” The senior secured credit facilities and the indenture governing the 2020 notes allow the Issuer’s subsidiaries to utilize amounts that would otherwise be available to pay dividends to the Issuer for other purposes, and such uses would reduce the amount of cash available to pay dividends to the Issuer in order to pay cash interest on the notes. The terms of the notes do not restrict the ability of the Issuer’s subsidiaries to use their dividend payment capacity for such alternative purposes. Under applicable law, the Issuer’s direct and indirect subsidiaries must generally have sufficient resources and capital surplus to be able to pay dividends to its shareholders which would be needed to fund the dividend to be paid by Opco to fund the cash interest payments on the notes. See “Description of Certain Indebtedness,” “Description of Notes—Principal, Maturity and Interest” and “—The Issuer is the sole obligor of the notes and the Issuer’s direct and indirect subsidiaries do not guarantee the Issuer’s obligations under the notes and do not have any obligation with respect to the notes; the terms of the credit agreement governing the senior secured credit facilities and the indenture governing the 2020 notes significantly restrict Opco from paying dividends and otherwise transferring assets to the Issuer.” As a result, we cannot assure you that the Issuer will be required to make cash interest payments on the notes for interest periods other than the initial and final periods or that it will be able to make cash interest payments whether or not required. The payment of interest through an increase in the principal amount of the outstanding notes or the issuance of additional notes would increase the amount of the Issuer’s indebtedness and would increase the risks associated with the Issuer’s level of indebtedness. The payment of PIK Interest would also cause the notes to be treated as issued with original issue discount. See “Certain United States Federal Income and Estate Tax Consequences.”

The debt agreements include covenants that restrict our ability to operate our business, and this may impede our ability to respond to changes in our business or to take certain important actions.

The senior secured credit facilities, the indenture governing the 2020 notes and the indenture governing the notes each contain, and the terms of any of our future debt would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. For example, the credit agreement governing the senior secured credit facilities, the indenture governing the 2020 notes and the indenture governing the notes each restrict our and our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	make acquisitions or merge; and

•	create liens.

In addition, the senior secured credit facilities require us to comply with a total net secured leverage covenant tested both quarterly and upon drawdown when the outstanding loans and letters of credit under the revolving portion of the senior secured credit facilities exceeds $15.0 million. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, respond to and withstand future downturns in our business or the economy in general or otherwise conduct corporate activities that may be necessary or desirable. We may also be prevented from taking advantage of business opportunities that arise because of limitations imposed on us by these restrictive covenants. In addition, it may be costly or time consuming for us to obtain any necessary waiver or amendment of these covenants, or we may not be able to obtain a waiver or amendment on any terms.

A breach of any of these covenants could result in a default under the senior secured credit facilities, the 2020 notes or the notes, as the case may be, that would allow lenders or noteholders to declare our outstanding debt immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders or noteholders could initiate a bankruptcy proceeding or, in the case of the senior secured credit facilities, proceed against any assets that serve as collateral to secure such debt.

We will require a significant amount of cash to service our debt, and our ability to generate cash depends on many factors beyond our control.

Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations will primarily depend upon our future operating performance and decisions we make with regards to operating our business. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments to satisfy our debt obligations, including the notes.

If we do not generate cash flow from operations sufficient to pay our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the indenture governing the notes, may restrict us from adopting some of these alternatives, which in turn could exacerbate the effects of any failure to generate sufficient cash flow to satisfy our debt service obligations. In addition, any failure to make payments of interest and principal on our outstanding debt on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional debt on acceptable terms and may materially adversely affect the price of the notes. Furthermore, there currently is not a well-established secondary market for our assets. The lack of a secondary market may make the sale of our assets challenging, and the sale of assets should not be viewed as a significant source of funding.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms or at all, would have a material adverse effect on our business, financial condition and results of operations and may restrict our current and future operations, particularly our ability to respond to business changes or to take certain actions, as well as on our ability to satisfy our obligations in respect of the notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under the senior secured credit facilities, are at variable rates of interest and expose us to interest rate risk. As such, our cash flows are sensitive to movements in interest rates. There are many economic factors outside our control that have in the past, and may in the future, impact rates of interest, including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Factors that impact interest rates include domestic or international governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our cash flows would decrease. Such increases in interest rates could have a material adverse effect on our financial condition and results of operations.

The notes are unsecured obligations and will effectively be subordinated to the Issuer’s secured debt to the extent of the value of the Issuer’s assets securing such debt.

The notes are the Issuer’s unsecured obligations. While the Issuer does not currently have any secured indebtedness, the indenture governing the notes permits the Issuer to incur, subject to certain limitations, secured indebtedness in the future. Because the notes are unsecured obligations, your right to repayment may be compromised if the Issuer enters bankruptcy, liquidation, reorganization or other winding-up. If any of these events occurs, the secured lenders could foreclose on the Issuer’s assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists at such time under the indenture governing the notes. As a result, upon the occurrence of any of these events, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

The Issuer may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain change of control events, the Issuer will be required to offer to repurchase all of the notes. A change of control would also give the holders of the 2020 notes the right to require Ancestry.com Inc. to repurchase those notes. The senior secured credit facilities provide that certain change of control events (including a change of control as defined in the indenture governing the notes) constitute a default. Any future credit agreement or other debt agreement would likely contain similar provisions. If we experience a change of control that triggers a default under the senior secured credit facilities, we could seek a waiver of that default or seek to refinance those facilities. In the event we do not obtain a waiver or complete a refinancing, the default could result in amounts outstanding under those facilities being declared immediately due and payable. In the event we experience a change of control that requires the Issuer to repurchase the notes, the Issuer may not have sufficient financial resources to satisfy all of our obligations under the notes. A failure to make a required change of control offer or to pay a change of control purchase price when due would result in a default under the indenture governing the notes.

In addition, the change of control and other covenants in the indenture governing the notes do not cover all corporate reorganizations, mergers or similar transactions and may not provide holders with protection in a transaction, including one that would substantially increase our leverage.

The ability of holders of notes to require us to repurchase notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our operating committee is uncertain.

The definition of change of control in the indenture governing the notes includes the sale, assignment, lease, conveyance or other disposition of “substantially all” of the Issuer’s and the Issuer’s subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, assignment, lease, conveyance or other disposition of less than all of the Issuer’s and the Issuer’s subsidiaries’ assets, taken as a whole, to another person or group is uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions that are similar to those in the indenture governing the notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors or similar governing body. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of our operating committee is uncertain.

Because the net proceeds from the offering of the notes will be used to pay cash dividends on, and/or make payments in respect of, the Issuer’s equity interests, a court could deem the obligations evidenced by the notes to be a fraudulent conveyance.

The net proceeds from the offering of the notes offered hereby will be used, and the net proceeds from the offering of the existing notes were used, to pay fees and expenses incurred and to pay cash dividends on, and/or make other payments in respect of, the Issuer’s or its subsidiaries’ equity interests. See “Use of Proceeds.” The incurrence of the indebtedness under the notes, and the payment of cash dividends and other payments in respect of the Issuer’s equity interests, are subject to review under relevant federal and state fraudulent conveyance laws in a bankruptcy or reorganization case or lawsuit by or on behalf of our creditors. Under these laws, if a court were to find at the time the notes offered hereby or the existing notes were issued that (1) the Issuer incurred such indebtedness and made such payments with the intent of hindering, delaying or defrauding current or future creditors or (2) the Issuer received less than reasonably equivalent value or fair consideration for incurring such indebtedness and, in the case of (2) only, one of the following is also true at the time thereof:

•	was insolvent or rendered insolvent by reason of such incurrence,

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature (as all of the foregoing terms are defined or interpreted under the relevant fraudulent transfer or fraudulent conveyance statutes), then the court could void or otherwise decline to enforce the notes.

In addition, any payment by the Issuer pursuant to the notes made at a time the Issuer is found to be insolvent could be voided and required to be returned to the Issuer or to a fund for the benefit of the Issuer’s creditors if such payment is made to an insider within a one-year period prior to the bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a company would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required in order to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	it could not pay its debts as they became due.

The Issuer believes that, after giving effect to the existing notes offering and this offering and the payment of cash dividends on, and/or other payments in respect of, the Issuer’s equity interests from the proceeds of such offerings, the Issuer will not be insolvent, will not have unreasonably small capital for their business and will not have incurred debts beyond their ability to pay such debts as they mature. Prior to issuing the notes offered hereby, the Issuer had outstanding $300.0 million of indebtedness related to the existing notes. The Issuer cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with the Issuer’s conclusions in this regard or, regardless of the standard that a court uses, that the issuance of the notes being offered hereby or the existing notes would not be voided or otherwise enforced. If a court voided the Issuer’s obligations under the notes, holders of the notes would cease to be the Issuer’s creditors and likely have no source from which to recover amounts due under the notes. In addition, a court could void any payment by the Issuer pursuant to the notes and require any payment to be returned, or to be paid to a fund for the benefit of the Issuer’s creditors.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to the claims of other creditors under the principle of equitable subordinate, if the court determines that: (i) the holder of the notes engaged in some type of inequitable conduct to the detriment of other creditors; (ii) such inequitable conduct resulted in injury to other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

We are owned and controlled by funds advised by Permira, and the funds’ interests as equity holders may conflict with yours as a creditor.

We are indirectly controlled by funds advised by Permira, who have the ability to control our policies and operations. The interests of the funds may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interest as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even when those transactions involve risks to you as a holder of the notes. Furthermore, funds advised by Permira may in the future own businesses that directly or indirectly compete with us. Funds advised by Permira also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. For information concerning our contractual arrangements with these investors, see “Certain Relationships and Related Party Transactions” in Opco’s prospectus dated July 26, 2013 filed with the SEC on July 26, 2013, which is incorporated by reference herein.

We cannot be sure that an active market for the notes will develop.

To date, there has been a limited trading market for the existing notes. The notes offered hereby may trade at a discount from their initial offering price due to a number of potential factors, including not only our financial condition, performance and prospects, but also many other factors that are not directly related to us, such as a lack of liquidity in trading of the notes, prevailing interest rates, the market for similar securities, general economic conditions, and prospects for companies in our industry generally. In addition, the price of the existing notes and the notes offered hereby could be negatively impacted by the increased availability of notes resulting from this offering. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be materially adversely affected by changes in the overall market for high-yield securities.

The existing notes have not been, and the notes offered hereby will not be, registered under the Securities Act or any state securities laws. Accordingly, the notes may only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration. By purchasing the notes offered hereby, you will be deemed to have made certain acknowledgments, representations and agreements as set forth under “Notice to Investors.” You should be aware that you may be required to bear the financial risk of your investment in the notes for an indefinite period of time.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may impair our ability to obtain future borrowings at similar costs and reduce our access to capital.

The notes have a non-investment grade rating. In the future, any ratings agency may lower a given rating if that rating agency judges that our business, the economic environment or other future circumstances so warrant, and a ratings downgrade would likely materially adversely affect the price of the notes. A ratings agency may also decide to withdraw its rating of the notes entirely, which would impede their liquidity and materially adversely affect their price.

During any period in which the notes are rated investment grade, certain covenants contained in the indenture will not be applicable; however, there is no assurance that the notes will be rated investment grade.

The indenture governing the notes provides that certain covenants will not apply to us during any period in which the notes are rated investment grade from each of Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on and our restricted subsidiaries’ ability to pay dividends, incur indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. Investors should be aware that the notes may never become rated investment grade and we do not expect the notes to become investment grade. If they do become rated investment grade, the notes may not maintain those ratings. See “Description of Notes—Suspension of Covenants.”

Holders of the notes will not be entitled to registration rights and we do not currently intend to register the notes under applicable securities laws, and there are restrictions on your ability to transfer or resell the notes.

The notes offered hereby are being offered and sold pursuant to an exemption from registration under the Securities Act and applicable state securities laws and we do not currently intend to register the notes offered hereby or to offer to exchange the notes offered hereby for notes registered under the Securities Act. The holders of the notes offered hereby will not be entitled to require us to register the notes for resale or otherwise. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. See “Notice to Investors.”

The Issuer will not be required to comply with rules and regulations applicable to public companies in the United States, and accordingly the information available on the Issuer as well as its policies and procedures will be more limited than those applicable to public companies.

As a privately held company, the Issuer is not, and since it will not register the notes under the Securities Act after this offering, it will not become, subject to the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Issuer will not be required to file periodic reports or other information with the SEC upon the closing of this offering. Holders of the notes will only be entitled to receive reports related to Opco to the extent described in “Description of Notes—Certain Covenants—Reports.”

In addition, while Opco is currently subject to SEC requirements, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Issuer will not be subject to such requirements. This legislation requires, among other things, public companies to have and maintain effective disclosure controls and procedures to ensure timely disclosure of material information, and have management review the effectiveness of those controls on a quarterly basis. The Sarbanes-Oxley Act also requires, subject to a ramp-up period currently applicable to Opco, public companies to have and maintain effective internal controls over financial reporting and to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements, and have management review the effectiveness of those controls on an annual basis (and, in the case of certain companies (but not including Opco), have the independent auditor attest to the effectiveness of such internal controls). The Issuer is not currently required to comply, and will not be required to comply, with these requirements, and therefore it may not have comparable procedures in place as compared to U.S. public companies.

Risks Related to Our Business

If our efforts to retain and attract subscribers are not successful, our number of subscribers could fail to grow or decline and our revenues may be materially affected.

We generate substantially all of our revenues from subscriptions to our services. We must continue to retain existing and attract new subscribers, which we seek to do in part by investing in our product platform and new services and technologies, such as mobile, AncestryDNA and Archives.com. If our efforts to satisfy our existing subscribers are not successful, we may not be able to retain them, and, as a result, our revenues would be adversely affected. For example, if consumers do not perceive our services to be reliable, valuable and of high quality, if we fail to regularly introduce new and improved services and more content, or if we introduce new services that are not favorably received by the market, we may not be able to retain existing or attract new subscribers. We rely on our marketing and advertising efforts to attract new subscribers.

The relative service levels, pricing and related features of competitors to our products and services are some of the factors that may adversely impact our ability to retain existing subscribers and attract new subscribers. Some of our current competitors provide genealogical records free of charge. Some governments or private organizations may make historical records available online at no cost to consumers and some commercial entities could choose to make such records available on an advertising-supported basis rather than a subscription basis. In addition to competition from outside services, certain of our products, such as Archives.com, may compete with our Ancestry.com websites for subscribers. If consumers are able to satisfy their family history research needs at no or lower cost, they may not perceive value in our higher priced products and services. Further, subscriber growth, or our number of subscribers, may decrease as a result of a decline in interest in family history research. Any of these factors could cause our subscriber growth rate, or our number of subscribers, to fall, which would materially adversely impact our business, financial condition and results of operations. For example, we experienced slower subscriber growth in 2013 than in prior years. Furthermore, consistent with our experience in prior fourth quarters, Ancestry.com branded websites experienced a small seasonal decline in such subscribers from the third to fourth quarter of 2013. We cannot assure you that this decline was seasonal and that we will not experience declines in future quarters. If we are unable to effectively retain existing subscribers and attract new subscribers or our subscribers continue to decline, our business, financial condition and results of operations would be materially adversely affected.

Our recent performance may not be sustainable, which could negatively affect our financial condition and results of operations.

Our revenues have grown rapidly, increasing from $197.6 million in 2008 to $487.1 million for the combined period from December 29, 2012 to December 31, 2012 and from January 1, 2012 to December 28, 2012, representing a compound annual growth rate of 25.3%. Since we do not expect to sustain our historical growth rate in future periods, you should not rely on the revenue growth of any prior year or other period as an indication of our future performance. For example, our revenue growth rate for 2013 will be less than for 2012. Additionally, we expect to continue to devote substantial resources and funds to improving our technologies and product offerings, including new product offerings, and to continue acquiring new and relevant content and also to expanding awareness of our brand and category through marketing, which may reduce our margins in the near term. If our revenue growth rate were to continue to decline or become negative, it could materially adversely affect our financial condition and results of operations.

If we experience excessive rates of subscriber cancellation, our revenues and business may be harmed.

We must continually add new subscribers both to replace subscribers who choose to cancel their subscriptions and to grow our business beyond our current subscriber base. Subscribers choose to cancel their subscriptions for many reasons, including a desire to reduce discretionary spending, a perception that they do not have sufficient time to use the service or otherwise do not use the service sufficiently, the service is a poor value, competitive services provide a better value or experience or subscriber service issues are not satisfactorily resolved. Subscribers may choose to cancel their subscriptions at any time prior to the renewal date. We may also experience fluctuations in cancelations as we pursue new subscribers through new marketing channels or if we have a large number of subscriptions come up for renewal in the same period.

If our subscriber cancellations increase, we would be required to increase the rate at which we add new subscribers in order to maintain and grow our revenues. If excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing and advertising expenses than we currently anticipate to replace these subscribers with new subscribers. If we are unable to attract new subscribers in numbers greater than the impact of our cancellations, our subscriber base will decrease and our business, financial condition and results of operations may be materially adversely affected. In the fourth quarter of 2013, we experienced a small seasonal decline in subscribers, consistent with our experience in prior fourth quarters. We cannot assure you that this decline was seasonal and that we will not experience declines in future quarters.

A change in our mix of subscription durations or recurring rate of conversion could have a significant impact on our revenues, total subscribers and revenue visibility.

We continually evaluate and test the types of subscriptions that we offer. Based on the results of any product or price testing conducted, we may change the price and types of subscriptions we offer and market. While the majority of our subscribers have a subscription duration of six months or greater, our new subscribers are primarily choosing a shorter subscription duration due to changes in our pricing strategy. As a result, we are experiencing higher cancellation volumes, which may result in decreased immediate and long-term revenues and total subscribers. In the future, we may continue to perform product and price tests involving our users, the results of which could affect our number or mix of subscribers and may have a material adverse impact on our results of operations, and key operating metrics.

The largely long-term commitments of our subscribers have historically enhanced our near-term visibility on our revenues, which we believe has enabled us to more effectively manage the growth of our business and provide working capital benefits. If the change in the mix of subscriptions from longer to shorter durations continues, it may cause a reduction in this near-term visibility, which could make it more difficult to manage our business and effectively budget future working capital requirements.

Recently proposed and new requirements regarding affirmative agreement by our subscribers to recurring subscription fees, whether imposed by regulators or third-party businesses, could impose obstacles to subscription, which could materially adversely affect our financial condition and results of operation.

Acquisitions, if any, may not be completed within the expected timeframe or at all, and businesses or technologies we acquire could prove difficult to integrate, disrupt our ongoing business or have a material adverse effect on our results of operations.

As part of our business strategy, we have engaged and may continue to engage in acquisitions of businesses or technologies from time to time to augment our organic or internal growth. While we have engaged in acquisitions in the past, our experience with integrating and managing acquired businesses or assets is still limited. Acquisitions involve challenges and risks in negotiation, execution, valuation and integration. Moreover, we may not be able to find suitable acquisition opportunities on terms that are acceptable to us or if we do, we may be delayed or unsuccessful in completing the transaction. We could assume the economic risks of such failed or unsuccessful acquisitions. Even if successfully negotiated, closed and integrated, certain acquisitions may not advance our business strategy, may fall short of expected return-on-investment targets or may fail. Any recent or future acquisition could involve numerous risks, including:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating the operations and products of the acquired business;

•	inability to effectively operate the new business;

•	exposure to unknown liabilities, including litigation, against the companies we acquire;

•	use of cash or borrowings under our Revolving Facility (as defined below) or otherwise to fund the acquisition or for unanticipated expenses;

•	additional outside service costs, including legal, accounting and consulting fees;

•	additional costs due to differences in culture, geographical locations and duplication of key talent;

•	difficulty integrating the financial reports of the acquired business in our consolidated financial statements and implementing our internal controls in the acquired business;

•	potential impairment of goodwill and acquired intangible assets;

•	potential loss of key employees or customers of the acquired company; and

•	potential weakening of our core business due to competition for subscribers and revenues from acquired businesses.

We may not be successful in addressing these risks or any other problems encountered in connection with any attempted acquisitions.

Because we recognize revenues from subscriptions to our service over the term of the subscription, downturns or upturns in subscriptions may not be immediately reflected in our operating results and therefore could affect our operating results in later periods.

We recognize revenues from subscribers ratably over the term of their subscriptions. Since the majority of our subscription durations have historically been greater than six months, a large portion of our revenues for each quarter has reflected deferred revenues from subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not necessarily be fully reflected in revenues in that quarter but will negatively affect our revenues in future quarters. Accordingly, the effect of significant downturns or upturns in subscriptions or market acceptance of our service, or changes in subscriber cancellation rates, may not fully impact our results of operations until future periods.

If our marketing and advertising efforts fail to generate additional revenues on a cost-effective basis, or if we are unable to manage our marketing and advertising expenses, it could materially harm our results of operations and growth.

Our future growth and profitability, as well as the maintenance and enhancement of our brands, will depend in large part on the effectiveness and efficiency of our marketing and advertising expenditures. We use a diverse mix of marketing and advertising programs to promote our products and services, and we periodically adjust our mix of these programs. Significant increases in the pricing of one or more of our marketing and advertising channels could increase our marketing and advertising expense or cause us to choose less effective marketing and advertising channels. We have experienced price increases in some of our marketing and advertising channels, including television. Television advertising comprises a large percentage of our marketing and advertising expense, which may have significantly higher costs than other channels and which could materially adversely affect our profitability. Further, we may over time become disproportionately reliant on one channel or partner, which could increase our operating expenses. Because we recognize revenues ratably over the subscription period, we have incurred and may in the future incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenues associated with such expenses, and our marketing and advertising expenditures may not continue to result in increased revenues. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace existing marketing and advertising channels with similarly effective channels, our marketing and advertising expenses could increase substantially, our subscriber levels could be affected adversely, and our business, financial condition and results of operations may suffer. In addition, our expanded marketing efforts may increase our subscriber acquisition cost, as additional expenses may not result in sufficient customer growth to offset cost, which would have an adverse effect on our business, financial condition and results of operations.

We face competition from a number of different sources, and our failure to compete effectively could materially impact our revenues, results of operations and financial condition.

We face competition in our business from a variety of organizations, some of which provide genealogical records free of charge. We expect competition to increase in the future. Many external factors, including the cost of marketing, content acquisition and technology and our current and future competitors’ pricing and marketing strategies can significantly affect our competitive strategies, including pricing. If we fail to meet our subscribers’ expectations, we could fail to retain existing or attract new subscribers, either of which could harm our business and results of operations.

Ancestry.com and our other websites face competition from:

•	FamilySearch, and its website FamilySearch.org, a genealogy organization that is part of The Church of Jesus Christ of Latter-day Saints. FamilySearch has an extensive collection of paper and microfilm records. FamilySearch has digitized a large quantity of these records and has published them online at FamilySearch.org, where it makes them available to the public for free and through thousands of family history centers located throughout the world. FamilySearch is a well-funded organization and is undertaking a large-scale digitization project to make its collection available online. While we have engaged, and continue to engage, in certain collaborative efforts with FamilySearch to digitize and make historical records available online, FamilySearch has partnered and may in the future partner with other commercial entities to broaden the distribution of its records.

•	Commercial entities, including online genealogical research services, library content distributors, search engines and portals, retailers of books and software related to genealogical research and family tree creation and family history oriented social networking websites.

•	Non-profit entities and organizations, genealogical societies, governments and agencies that may make vital statistics or other records available to the public for free or that partner with commercial entities to make their records widely available.

We expect our competition to grow, both through industry consolidation and the emergence of new participants in our existing markets. We will also face competitors in new markets that we enter. For example, we face competition from other companies, such as 23andMe, in providing family history DNA services. Our future competitors may include other Internet-based businesses, governments, religious organizations, not-for-profit entities and other entities. The market for Internet-based services evolves at a very rapid pace, and our competitors may offer products and services that are superior to any of our products and services. In addition, Internet business models are constantly changing. The online family history market could move to an advertising-supported model to the detriment of our subscription-based model. Our competitors may have greater resources, more well-established brand recognition or more sophisticated technologies, such as search algorithms, than we do. Our competitors may more easily obtain relevant records in domestic and international markets or offer new categories of content, products or services before we do, or at lower prices, which may give them a competitive advantage in attracting subscribers. In addition to competition from outside sources, certain of our products, such as Archives.com may compete with our Ancestry.com websites for subscribers.

To compete effectively, we may need to expend significant resources on content acquisition, technology or marketing and advertising, which could reduce our margins and have a material adverse effect on our business, financial condition and results of operations. If we do not compete effectively, our ability to retain and expand our subscriber base, and our revenues, results of operations and financial condition, could be materially adversely affected.

Because we generate substantially all of our revenues from online family history resources, particularly in the United States and United Kingdom, a decline in demand for our services or for online family history resources in general, and particularly in the United States and United Kingdom, could cause our revenues to materially decline.

We generate substantially all of our revenues from our online family history services, and we expect that we will continue to depend upon our online family history services for substantially all of our revenues in the foreseeable future. Because we depend on our online family history services, factors such as changes in consumer preferences for these products may have a disproportionately greater impact on us than if we offered multiple services. The market for online family history resources, and for consumer services in general, is subject to rapidly changing consumer demand and trends in preferences. If consumer interest in our online family history services declines, or if consumer interest in family history in general declines, we would likely experience a significant loss of revenues and net income. Some of the potential factors that could affect interest in and demand for online family history services include:

•	individuals’ interest in, and their willingness to spend time and money, conducting family history research;

•	availability of discretionary funds;

•	awareness of our brand and the family history category;

•	the appeal, reliability and performance of our services;

•	the price, performance and availability of competing family history products and services;

•	public concern regarding privacy and data security;

•	our ability to maintain high levels of customer satisfaction; and

•	the rate of growth in online commerce generally.

In addition, substantially all of our revenues are from subscribers in the United States and the United Kingdom, and, to a lesser extent, Australia and Canada. Consequently, a decrease of interest in and demand for online family history services or increased competition in these countries could have a disproportionately greater impact on us than if our geographical mix of revenues were less concentrated.

Challenges in acquiring historical content and making it available online could materially adversely affect our ability to retain and expand our subscriber base, and therefore could materially affect our business, financial condition and results of operations.

In order to retain and expand our subscriber base, both domestically and internationally, we must continue to expend significant resources to acquire significant amounts of additional historical content, digitize it and make it available to our subscribers online. We face legal, logistical, cultural and commercial challenges in acquiring new content. Relevant governmental records may be widely dispersed and held at a national, state or local level. Religious and private records are even more widely dispersed.

These problems often pose particular challenges in acquiring content internationally. Desirable content may not be available to us on favorable terms, or at all, due to competition for a particular collection, privacy concerns relative to information contained in a given collection or our lack of negotiating leverage with a certain content provider. For example, some of our most popular databases include “vital records” content—namely, historical birth, marriage and death records—made available by certain governmental agencies. To help prevent identity theft, or even terrorist activities, governments may attempt to restrict the release of all or substantial portions of their vital records content, and particularly birth records, to third parties. If these efforts are successful, it may limit or altogether prevent us from acquiring these types of vital record content or continuing to make them available online. In some cases, we have had to lobby for legislation to be changed or otherwise work to surmount administrative or other bureaucratic hurdles to enable government or other bodies to grant us access to records.

While we own or license most of the images in our database, we generally do not own the underlying historical documents. If owners of content have sold or licensed the rights to digitize that content, even on a non-exclusive basis, they may elect not to sell or license it for digitization purposes to any other person. Therefore, if one of our competitors acquires rights to digitize a set of content, even on a non-exclusive basis, we may be unable to acquire rights to digitize that content. Conversely, the owners of historical records may allow more than one party to digitize those records and our competitors may digitize and make available the same content that we offer. In some cases, acquisition of content involves competitive bidding, and we may choose not to bid or may not successfully bid to acquire content rights. In addition, a number of governmental bodies and other organizations are interested in making historical content available for free and owners of historical records may license or sell their records to such governmental bodies and organizations in addition to or instead of licensing or selling their content to us. Our inability to offer certain vital records or other valuable content as part of our family history research databases or the widespread availability of such content elsewhere at lower cost or for free could result in our subscription services becoming less valuable to consumers, which could have a material adverse impact on our number of subscribers, and therefore on our business, financial condition and results of operations.

We depend in part upon third-party licenses for some of our historical content, and a loss of these licenses, or disputes regarding royalties under these licenses, could adversely affect our ability to retain and expand our subscriber base, and therefore could materially affect our revenues, financial condition and results of operations.

We acquire a portion of our content pursuant to ongoing license agreements. Some of these agreements have finite terms, and we may not be able to renew the agreements on terms that are advantageous to us or at all. For example, we license a significant amount of our United Kingdom content from The National Archives of the United Kingdom under several license agreements that generally have ten-year terms, with varying automatic extension periods. The agreements are generally terminable by either party for breach by the other party and by The National Archives of the United Kingdom upon our insolvency or bankruptcy. Some of these agreements also contain change in control provisions that may permit The National Archives of the United Kingdom to terminate these licenses.

If a current or future license for a significant content collection were to be terminated, we may not be able to obtain a new license on terms advantageous to us or at all, and we could be required to remove the relevant content from our websites, either immediately or after some period of time. If a content provider were to license or sell us content in violation of that content provider’s agreements with other parties, we could be required to remove that content from our websites. If we were required to remove a material amount of content from our websites, as a result of the termination of one or more licenses or otherwise, it could adversely affect our business and results of operations. Some of these license agreements restrict the manner in which we use the applicable content, which could limit our ability to leverage that content for new uses as we expand our business. We pay royalties under some of these license agreements, and the other party to those royalty-bearing agreements may have a right to audit the calculation of our royalty payments. If there were to be a disagreement regarding the calculation of royalty payments, we could be required to make additional payments under those agreements. We also have indemnification obligations under many of these agreements. We could experience claims in the future which, if material, could have a negative impact on our results of operations and financial condition.

Digitizing and indexing new content can take a significant amount of time and expense, and can expose us to risks associated with the loss or damage of historical documents. Our inability to maintain or acquire content or make new content available online in a timely and cost-effective manner, or liability for loss of historical documents, could have a material adverse effect on our business, financial condition and results of operations.

Digitizing and indexing new historical content can take a significant amount of time and expense, and we generally incur the expenses related to such content significantly in advance of the time we can make it available to our subscribers. We have made significant investments to acquire, digitize and index content, including content acquired through business acquisitions, and we expect to continue to spend significant resources on content. Increases in the cost or time required to digitize and index new content could harm our financial results. Currently, two transcription vendors perform a substantial portion of our data transcription as measured by cost. We do not have long-term contracts with any of our transcription vendors. If we were to replace one of these transcription vendors for any reason, we would be required to provide extensive training to the new vendor, which could delay our ability to make our new content available to our subscribers, and our relationships with the new transcription vendors may be on financial or other terms less favorable to us than our existing arrangements. Our inability to maintain or acquire content or to make new content available online in a timely and cost-effective manner would have a material adverse effect on our business, financial condition and results of operations.

While we are digitizing content, we may be in possession of valuable and irreplaceable original historical documents. While we maintain insurance with respect to such documents, any loss or damage to such documents, while in our possession, could cause us significant expense and could have a material adverse effect on our reputation and the potential willingness of content owners to license or lend their content to us.

Our failure to attract, integrate and retain highly qualified personnel in the future could harm our business.

To execute our growth plan, we must attract and retain highly-qualified personnel. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock-based awards they may receive in connection with their employment and may be concerned about the value and liquidity of the stock-based awards we offer. If we fail to attract new personnel, or fail to retain and motivate our current personnel, our business and future growth prospects could be materially adversely affected.

We currently outsource some of our customer service, DNA testing services and product development activities to third parties, which exposes us to significant risks if these parties fail to perform under our agreements with them.

Because we currently outsource some of our customer service, DNA testing services and product development activities to third parties, we have less control over the work produced by these providers than over our own employees. If customer service or DNA testing personnel fail to perform in accordance with the terms of our agreements, we may fail to meet customer expectations. If third-party developers fail to adequately protect or transfer our intellectual property rights in our products, our intellectual property portfolio could be damaged. These outcomes could result in negative publicity, damage our reputation and brands and have a material adverse effect on our business and results of operations.

Our growth has strained our personnel, technology and infrastructure resources, and if we are unable to implement appropriate controls and procedures to manage our growth, and hire and integrate appropriate personnel, we may not be able to successfully implement our business plan.

Our growth in operations has placed a strain on our management, administrative, technological, operational and financial infrastructure. Anticipated future growth, including growth related to the broadening of our product and service offerings and growth related to the acquisition of businesses will continue to place similar strains on our personnel, technology and infrastructure. Our full-time employee headcount, excluding subscriber service employees, increased approximately 11% for the period from January 1, 2013 to December 31, 2013. Particularly when adding staff quickly, we may not make optimal hiring decisions or may not integrate personnel effectively. Increased activity on our websites, particularly sudden increases, could strain our capacity and result in website performance issues or cause us to hit limitations in our present infrastructure or other technology. Our success will depend in part upon the management ability of our officers with respect to growth opportunities. To manage the expected growth of our operations, we will need to continue to improve our operational, financial, technological and management controls and our reporting systems and procedures. Additional personnel and capital investments will increase our cost base, which, if we fall short of anticipated revenue growth, will make it more difficult to decrease expenses in the short term. If we fail to successfully manage our growth, it could materially adversely affect our business, financial condition and results of operations.

Any continued service outages or a significant disruption in service on our websites or in our computer systems, which are currently hosted primarily by a single third party, could damage our reputation and result in a loss of subscribers, which would harm our business and operating results.

Our brand, reputation and ability to attract, retain and serve our subscribers depend upon the reliable performance of our websites, network infrastructure, content delivery processes and payment systems. We have experienced interruptions in these systems in the past, including server failures that temporarily slowed down our websites’ performance and users’ access to content, or made our websites inaccessible, and we may experience interruptions in the future. Our efforts to fix these disruptions may redirect resources from product development or other business initiatives and may not result in lasting benefits. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our websites and prevent our subscribers from accessing our data and using our products and services. Problems with the reliability or security of our systems may harm our reputation and cause subscribers to cancel, and the cost of remedying these problems could negatively affect our business, financial condition and results of operations.

Substantially all of our communications, network and computer hardware used to operate our websites are co-located in a facility in Salt Lake City, Utah. We do not own or control the operation of this facility. We have established a disaster recovery facility located at a third-party facility in Denver, Colorado. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of the foregoing events could result in damage to our systems and hardware or could cause them to fail completely, and our insurance may not cover such events or may be insufficient to compensate us for losses that may occur. Our systems are not completely redundant, so a failure of our system at our primary site could result in reduced functionality for our customers, and a total failure of our systems at both sites could cause our websites to be inaccessible by our customers. Problems faced by our third-party web hosting provider, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers, including us, could adversely affect the experience of our subscribers. Our third-party web hosting provider could decide to close its facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy reorganization, faced by our third-party web hosting provider or any of the service providers with whom it contracts may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our third-party web hosting provider is unable to keep up with our growing needs for capacity, this could have a material adverse effect on our business. Any errors, defects, disruptions or other performance problems with our services could harm our reputation and have an adverse effect on our business, financial condition and results of operations.

We face many risks associated with our plans to continue to expand our international offerings and marketing and advertising efforts, which could have a material adverse effect on our business, financial condition and results of operations.

As of September 30, 2013, approximately 29% of subscribers to our Ancestry.com branded websites were from locations outside the United States. We are subject to many of the risks of doing business internationally, including the following:

•	exposure to foreign currency exchange rate fluctuations;

•	compliance with foreign laws and the interpretation of those laws, including tax and employment laws, and anti-bribery laws;

•	compliance with changing and conflicting legal and regulatory regimes;

•	compliance with U.S. laws affecting operations outside of the United States, including the Foreign Corrupt Practices Act;

•	compliance with varying and conflicting intellectual property laws;

•	effects of repatriating cash earned in foreign jurisdictions;

•	difficulties in staffing and managing international operations;

•	prevention of business or user fraud; and

•	effective implementation of internal controls and processes across diverse operations and a dispersed employee base.

We anticipate that our continuing international expansion will entail increased marketing and advertising of our products, services and brands, and the development of localized websites throughout our geographical markets. We may not succeed in these efforts or achieve our subscriber acquisition or other goals. For some international markets, customer preferences and buying behaviors may be different than those in our current markets, and we may use business models that are different from our traditional subscription models. Our revenues from new foreign markets may not exceed the costs of acquiring, establishing, marketing and maintaining international offerings, and therefore may not be profitable on a sustained basis, if at all. The risks of international expansion include:

•	difficulties in developing and marketing our offerings and brands as a result of distance, language and cultural differences;

•	more stringent consumer and data protection laws;

•	inability to effectively deal with local socio-economic and political conditions;

•	technical difficulties and costs associated with the localization of our service offerings;

•	strong local competitors; and

•	lack of experience in certain geographical markets.

One or more of these factors could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to improve market recognition of and loyalty to our brands, or if our reputation were to be harmed, we could lose subscribers or fail to increase the number of subscribers, which could have a material adverse effect on our revenues, results of operations and financial condition.

We believe that maintaining and enhancing our Ancestry.com brand and other brands is critical to our success. We believe that the importance of brand recognition and loyalty will only increase in light of increasing competition in our markets. We plan to continue to promote our brands, both domestically and internationally, but there is no guarantee that our selected strategies will increase the favorable recognition of our brands. Some of our existing and potential competitors, including search engines, media companies and government and religious institutions have well-established brands with greater brand recognition than we have.

Additionally, from time to time, our subscribers express dissatisfaction with our service, including, among other things, dissatisfaction with our auto-renewal and other billing policies, our handling of personal data and the way our services operate. To the extent that dissatisfaction with our service is widespread or not adequately addressed, our brand may be adversely impacted. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain subscribers may be adversely affected. In addition, even if our brand recognition and loyalty increase, this may not result in increased use of our products and services or higher revenues. Many individuals are passionate about family history research and participate in blogs and social media on this topic both on our websites and elsewhere. If actions we take or changes we make to our products, services or performance upset these individuals, their blogging and contributions to social media could negatively affect our brand and reputation, which could have a material adverse effect on our revenues, results of operations and financial condition.

Our future growth may differ materially from our historic growth rates and our projections, which could have a material adverse effect on our results of operations and financial condition.

Online family history research is a relatively young industry. Consequently, it is difficult to predict the ultimate size of the industry and the acceptance by the market of our products and services. Our business strategy and projections rely on a number of assumptions, some or all of which may be incorrect. For example, we believe that consumers will be willing to pay for subscriptions to our online family history resources, notwithstanding the fact that some of our current and future competitors may provide such resources free of charge. We cannot accurately predict whether our products and services will achieve significant acceptance by potential users in significantly larger numbers than at present. You should therefore not rely on our historic growth rates as an indication of future growth.

If we are unable to continually enhance our products and services and adapt them to technological changes and subscriber needs, we may not remain competitive and our business may fail to grow or decline; our mobile apps and the mobile web are becoming increasingly important ways to engage with our customers and we have not yet been able to meaningfully monetize any such engagement.

Our business is rapidly changing. To remain competitive, we must continue to provide relevant content and enhance and improve the functionality and features of our products and services. If we fail to do so, or if competitors introduce new solutions embodying new technologies, our existing products and services may become obsolete. Our future success will depend, among other things, on our ability to:

•	anticipate demand for new products and services;

•	enhance our existing solutions, cross-platform compatibility, systems capacity and processing speed; and

•	respond to technological advances on a cost-effective and timely basis.

Developing the technologies in our products entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our products and services to the demands of our subscribers. If we face material delays in introducing new or enhanced solutions, our subscribers may forego the use of our solutions in favor of those of our competitors.

Our mobile app and the mobile web are becoming increasingly important ways for users to engage with our service. If our mobile app or mobile web experience is slow, subject to intermittent failures, difficult to use, or does not contain the same functionality of our desktop experience, it may not meet the user’s expectations and as a result could damage our reputation, prevent us from retaining existing or acquiring new subscribers and may have a material adverse effect on our business and results of operations. Despite our efforts to date, we have not been able to meaningfully monetize mobile users of our services. As more and more users seek to use our services through our mobile app and the mobile web, it will become increasingly important that we are able to meaningfully monetize our mobile users and failure to do so could have a material adverse effect on our business and results of operation.

Most mobile apps are downloaded from various service providers that do not currently charge us fees or commissions for distribution of our mobile apps. If one or more of these service providers were to begin to impose fees or commissions upon us in connection with their distribution of our mobile apps, or prohibit us from distributing our mobile apps on their platforms, we may be unable to attract on a cost-effective basis a similar number of new registered users that we can convert to subscribers, which could materially affect our financial condition and results of operations.

We cannot predict whether the television show “Who Do You Think You Are?” will continue to have an impact on our business in the future.

We have agreed to purchase product integration in a new season of the television show, “Who Do You Think You Are?,” which is expected to air in the United States on TLC in mid-2014. We previously purchased product integration in three seasons of the “Who Do You Think You Are?” series that aired on NBC and a fourth season that recently aired on TLC. The television show has caused increased interest in our core business. If we do not receive benefits from “Who Do You Think You Are?” or if the show does not continue to be well received or is canceled, the visibility of our core business and our brand may be reduced and our results of operations, financial condition and key metrics, such as net subscriber additions, may be materially adversely affected.

Undetected product or service errors or defects could result in the loss of revenues, delayed market acceptance of our products or services or claims against us.

We offer a variety of Internet-based services and a software product, Family Tree Maker, which are complex and frequently upgraded. Our Internet-based services and software product may contain undetected errors, defects, failures or viruses, especially when first introduced or when new versions or enhancements are released. Despite product testing, our products, or third-party products that we incorporate into our products, may contain undetected errors, defects or viruses that could, among other things:

•	require us to make extensive changes to our subscription services or software product, which would increase our expenses;

•	expose us to claims for damages;

•	require us to incur additional technical support costs;

•	cause a negative registered user reaction that could reduce future sales;

•	generate negative publicity regarding us and our subscription services and software product; or

•	result in subscribers delaying their subscription or software purchase or electing not to renew their subscriptions.

Any of these occurrences could have a material adverse effect upon our business, financial condition and results of operations.

We use a single-source supplier for our DNA testing needs, which could materially harm our business by adversely affecting the availability, quality and cost of our DNA testing services.

We currently obtain DNA testing analysis and the technology used in our DNA testing kits from a single-source supplier. If our DNA analysis is delayed or curtailed by such source, we may not be able to meet our customers’ expectations with respect to timing, quality and price. Even if we were able to locate alternative laboratories, qualification of an alternative laboratory, obtaining the appropriate technology and establishment of reliable DNA analysis could result in delays and a possible loss of sales, which could materially harm our operating results. We may also be unable to locate an alternative laboratory that can provide the necessary services and technology at comparable prices, which could result in an increase in the cost of our DNA testing services.

Reliance on a single-source laboratory subjects us to a risk of delays, as well as a risk of increased cost and/or reduced quality of our DNA testing services. In addition, faulty analyses from our DNA testing provider could harm our reputation and may adversely affect our future DNA revenues and the success of our DNA testing services.

Privacy concerns could require us to incur significant expense and modify our operations in a manner that could result in restrictions and prohibitions on our use of certain information, and therefore harm our business.

As part of our business, we make biographical and historical data available through our websites, we use registered users’ personal data for internal purposes and we host websites and message boards, among other things, that contain content supplied by third parties. In addition, in connection with our AncestryDNA testing services, we obtain biological DNA samples used for genetic testing. For privacy or security reasons, privacy groups, governmental agencies and individuals may seek to restrict or prevent our use or publication of certain biological or historical information pertaining to individuals, particularly living persons. Because most of our genetic testing of DNA samples is outsourced to third-party service providers, we have less control over privacy and security measures. If our third-party DNA testing providers fail to comply with privacy and security standards, as required pursuant to the terms of our agreements with such providers, this could have a material adverse effect on our business, financial condition and results of operations. We will also face additional privacy issues as we expand into other international markets, as many nations have privacy protections more stringent than those in the United States. We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Increased domestic or international regulation of data utilization and distribution practices, including self-regulation, could require us to modify our operations and incur significant expense, which could have a material adverse effect on our business, financial condition and results of operations.

Our possession and use of personal information present risks and expenses that could harm our business. Unauthorized disclosure or use of such data, whether through breach of our network security or otherwise, could expose us to significant liability and damage our reputation.

Maintaining the security of our information technology and network systems infrastructure is of critical importance because we handle confidential subscriber, registered user, employee and other sensitive data, such as names, addresses, credit card numbers and other personal information. In addition, our online systems include the content that our registered users upload onto our websites, such as family records and photos. This content is often personally meaningful, and our registered users may rely on our online system to store digital copies of such content. If we were to lose such content, if our users’ private content were to become publicly available or if third parties were able to gain unauthorized access to such content, we may face liability and harm to our brand and reputation.

Almost all of our subscribers use credit and debit cards to purchase our products and services. If we or our processing vendors were to have problems with our billing software, it could have an adverse effect on our subscriber satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment services. In addition, if our billing software fails to work properly and, as a result, we do not charge our subscribers’ credit cards on a timely basis or at all, our business, financial condition, cash flows and results of operations could be materially affected.

We and our vendors use commercially available encryption technology to transmit personal information when taking orders. We use security and business controls to limit access and use of personal information, including registered users’ uploaded content. However, third parties may be able to circumvent these security and business measures including by developing and deploying viruses, worms and other malicious software programs that are designed to attack or attempt to infiltrate our systems and networks. In addition, employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in a breach of registered user or employee privacy.

There can be no assurances that we will be able to continue to operate our facilities and customer service and sales operations in accordance with industry practices such as Payment Card Industry Data Security 23 Standards. Even if we remain compliant with those standards, we may not be able to prevent security breaches involving customer transaction data. If we experience a security breach or other lapse in the handling of confidential information of this kind, the incident could give rise to risks including data loss, litigation and liability, and could harm our reputation or disrupt our operations, any of which could materially adversely affect our business. We have experienced “denial-of-service” and other attacks in the past that have slowed our systems. In addition, various states and countries have differing laws regarding protection of customer privacy and confidential information, including notification requirements in the event of certain breaches or losses of information. Efforts to comply with these laws and regulations increase our costs of doing business and failure to achieve compliance could result in substantial liability to our business and harm our reputation. In the event of a security breach or loss of confidential information, we could be subject to fines, penalties, damages and other remedies under applicable laws, any of which could have a material adverse impact on our reputation, business, operating results and financial condition.

If third parties improperly obtain and use the personal information of our registered users or employees, we may be required to expend significant resources in efforts to address these problems. A major breach of our network security and systems could have serious negative consequences for our businesses, including possible fines, penalties and damages, reduced demand for our products and services, an unwillingness of subscribers to provide us with their credit card or payment information, an unwillingness of registered users to upload family records or photos onto our websites, harm to our reputation and brand and loss of our ability to accept and process subscriber credit card orders. Similarly, if a well-publicized breach of data security at any other major consumer website were to occur, there could be a general public loss of confidence in the use of the Internet for commercial transactions. Any of these events could have material adverse effects on our business, financial condition and results of operations. In addition, we may have inadequate insurance coverage to compensate for any related losses.

Any claims related to activities of registered users and the content they upload could result in expenses that could harm our results of operations and financial condition.

Our registered users often upload their own content onto our websites. The terms of use of such content are set forth in the terms and conditions of our websites and a submission agreement to which registered users must agree when they upload their content. Disputes or negative publicity about the use of such content could make users more reluctant to upload personal content or harm our reputation. We do not review or monitor content uploaded by our registered users, and could face claims arising from or liability for making any such content available on our websites. In addition, our collaboration tools and other features of our site allow subscribers to contact each other. While subscribers can choose to remain anonymous in such communications, subscribers may choose to engage with one another without anonymity. If any such contact were to lead to fraud or other harm, we may face claims against us and negative publicity. Litigation to defend these claims or efforts to counter any negative publicity could be costly and any other liabilities we incur in connection with any such claims may have a material adverse effect on our business, financial condition and results of operations.

Increases in credit card processing fees would increase our operating expenses and materially adversely affect our results of operations, and the termination of our relationship with any major credit card company could have a severe, negative impact on our ability to collect revenues from subscribers.

The majority of our subscribers pay for our products and services using credit cards. From time to time, the major credit card companies or the issuing banks may increase the fees that they charge for each transaction using their cards. An increase in those fees would require us to increase the prices we charge for our products and services or negatively impact our profitability, either of which could materially affect our business, financial condition and results of operations.

In addition, our credit card fees may be increased by credit card companies if our chargeback rate or the refund rate exceeds certain thresholds. If we are unable to maintain our chargeback rate at acceptable levels, our credit card fees for chargeback transactions, or for all credit card transactions, may be increased, and, if the problem significantly worsens, credit card companies may further increase our fees or terminate their relationships with us. Any increases in our credit card fees could adversely affect our results of operations, particularly if we elect not to raise our subscription rates to offset the increase. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to collect revenues from subscribers.

Our operating results depend on numerous factors and may fluctuate from period to period, which could make them difficult to predict.

Our quarterly and annual operating results are tied to certain financial and operational metrics that have fluctuated in the past and may fluctuate significantly in the future. As a result, you should not rely upon our past operating results as indicators of future performance. Our operating results depend on numerous factors, many of which are outside of our control. For the reasons set forth in this Risk Factors section or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance and our revenues and operating results in the future may differ materially from the expectations of management or investors.

If government regulation of the Internet or other areas of our business changes or if consumer attitudes toward use of the Internet change, we may need to change the way we conduct our business in a manner that is less profitable or incur greater operating expenses, which could harm our results of operations.

The adoption, modification or interpretation of laws or regulations relating to the Internet or other areas of our business could adversely affect the manner in which we conduct our business or the overall popularity or growth in use of the Internet. Such laws and regulations may cover automatic subscription renewal, credit card processing procedures, sales and other procedures, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts, consumer protection, broadband residential Internet access and the characteristics and quality of services. In foreign countries, such as countries in Europe and Asia, such laws may be more restrictive than in the United States. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses, make it more difficult to renew subscriptions automatically, make it more difficult to attract new subscribers or otherwise alter our business model. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

Our revenues may be materially adversely affected if we are required to charge sales taxes in additional jurisdictions and/or other taxes for our products and services.

We collect or have imposed upon us sales or other taxes related to the products and services we sell in certain states and other jurisdictions. Additional states or one or more countries or other jurisdictions may seek to impose sales or other tax collection obligations on us in the future or states or jurisdictions in which we already collect tax may increase the amount of taxes we are required to collect. A successful assertion by any country, state or other jurisdiction in which we do business that we should be collecting sales or other taxes on the sale of our products and services could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage registered users from purchasing from us or otherwise substantially harm our business and results of operations.

The revolving portion of the senior secured credit facilities may not be sufficient for our needs, and we may require additional capital for business opportunities, acquisitions or unforeseen circumstances. If such sources are not available to us, or are not available on acceptable terms, we may not be able to expand and our business and/or our operating results and financial condition may be materially harmed.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business opportunities, including developing new features and products or enhancing our existing solutions, improving our operating infrastructure or acquiring complementary businesses and technologies. The revolving portion of the senior secured credit facilities, which provides for $50.0 million of borrowings, may not be sufficient for our needs. Accordingly, we may engage in debt financing to secure additional funds; however, we may not be able to obtain additional financing on terms favorable to us, if at all. For example, the senior secured credit facilities, the indenture governing the 2020 notes and the indenture governing the notes each contain restrictive covenants relating to our capital-raising activities and other financial and operational matters, and any debt financing secured by us in the future could involve further restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to grow our business and to respond to business challenges could be significantly impaired, and our business may be materially harmed.

We face risks associated with currency exchange rate fluctuations, which could adversely affect our revenues and operating results.

For the nine months ended September 30, 2013, approximately 22% of our total revenues were received and approximately 8% of our total expenses were paid, in currencies other than the United States dollar, such as the British pound sterling, the Euro, the Australian dollar and the Canadian dollar. As a result, we are at risk for exchange rate fluctuations between such foreign currencies and the United States dollar, which could affect our revenues and results of operations. If the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenues, operating expenses and net income. We may not be able to offset adverse foreign currency impact with increased subscription pricing or volume. We attempt to limit our exposure by paying our operating expenses incurred in foreign jurisdictions with revenues received in the applicable currency, but if we do not have enough local currency to pay all our expenses in that currency, we are exposed to currency exchange rate risk with respect to those expenses. Even if we were to implement hedging strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

Our business may be significantly impacted by a change in the economy, including any resulting effect on consumer spending.

Our business may be affected by changes in the economy generally, including any resulting effect on consumer spending specifically. Our products and services are discretionary purchases, and consumers may reduce their discretionary spending on our products and services during an economic downturn. Although we did not experience a material increase in subscription cancellations or a material reduction in subscription renewals during the recent economic downturn, we may yet be impacted if employment and personal income do not continue to improve or if global economic conditions deteriorate. Conversely, consumers may spend more time using the Internet during an economic downturn and may have less time for our products and services in a period of economic growth. In addition, we have already seen a rise in media prices, including television advertising, and prices may further increase if the economy continues to recover or grows, which could significantly increase our marketing and advertising expenses. As a result, our business, financial condition and results of operations may be significantly impacted by changes in the global economy generally.

The loss of one or more of our key personnel could harm our business.

We depend on the continued service and performance of our key personnel, including Timothy Sullivan, our President and Chief Executive Officer. We do not maintain key man insurance on any of our officers or key employees. We also do not have long-term employment agreements with our officers or key employees. In addition, much of our key technology and systems are custom-made for our business by our personnel. The loss of key personnel, including key members of our management team, as well as certain of our key marketing, product development or technology personnel could disrupt our operations and have an adverse effect on our ability to operate our business.

We have made significant estimates in calculating our income tax provision and other tax assets and liabilities. If these estimates are incorrect, our operating results and financial condition may be materially affected.

We are subject to regular review and audit by both domestic and foreign tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our operating results and financial condition. In addition, the determination of our provision for income taxes and other tax assets and liabilities requires significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain at the present time. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may have a material effect on our operating results and financial condition.

Additionally, there have been proposals to change U.S. and foreign tax laws that could significantly impact how we are taxed on foreign earnings. Although we cannot predict whether or in what form this proposed legislation may pass, if enacted it could have a material adverse impact on our future tax expense and cash flow.

Expenses or liabilities resulting from litigation could adversely affect our results of operations and financial condition.

Following the consummation of the Transaction, three former stockholders, who, combined, owned approximately 1.415 million shares of our Predecessor’s common stock have instituted two separate appraisal proceedings in the Court of Chancery of the State of Delaware pursuant to Del. C. § 262: Merion Capital, L.P. v. Ancestry.com, Inc. (C.A. No. 8173) and Merlin Partners LP et al. v. Ancestry.com Inc. (C.A. No. 8175). The two appraisal petitions allege that the $32.00 per share price paid to our Predecessor’s stockholders in the Transaction did not represent Predecessor’s fair value on the date the Transaction was consummated. On June 24, 2013, the Court consolidated the two pending appraisal proceedings as In re: Appraisal of Ancestry.com Inc. Trial has been scheduled in the Court of Chancery for June 2014.

Given the preliminary stage of the appraisal proceeding, we cannot predict with certainty the eventual outcome of, and liability (if any) relating to this matter. However, we believe that we have substantial defenses to the claims asserted. However, if the appraisal proceeding results in an adverse monetary judgment against us, such a judgment could have a material adverse effect on our results of operations and financial condition and may result in us being required to pay significant monetary damages, which could adversely impact our ability to pay the notes.

We may become party to various legal proceedings and other claims that arise in the ordinary course of business or otherwise in the future. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. In addition, any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our products and services, require us to accept returns of software products or have other adverse effects on our business. While we cannot assure the ultimate outcome of any legal proceeding or contingency in which we are or may become involved, we do not believe that any pending legal claim or proceeding arising in the ordinary course will be resolved in a manner that would have a material adverse effect on our business. Although we consider the likelihood of such an outcome to be remote, if one or more of these legal matters resulted in an adverse monetary judgment against us, such a judgment could have a material adverse effect on our results of operations and financial condition. See also the risk factor “Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our websites, content indexes, and marketing and advertising activities” below.

As an “emerging growth company” under the JOBS Act, Opco is permitted to, and intends to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the Jumpstart Our Business Act of 2002 (the “JOBS Act”), Opco is permitted to, and intends to, rely on exemptions from certain disclosure requirements. Opco is an emerging growth company until the earliest of: (i) the last day of the fiscal year during which it had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common stock pursuant to an effective registration statement, (iii) the date on which it has, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which it is deemed a “large accelerated issuer” as defined under the federal securities laws. For so long as Opco remains an emerging growth company, it will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley; and

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and

•	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although Opco intends to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for it are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, Opco may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot assure you that Opco will be able to take advantage of all of the benefits from the JOBS Act.

In addition, as an “emerging growth company,” Opco has elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, Opco’s financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

Risks Related to Intellectual Property

If our intellectual property and technologies are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be materially affected.

Our future success and competitive position depend in part on our ability to protect our proprietary technologies and intellectual property. We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as on the protections afforded by trademark, copyright, patent and trade secret law, to protect our proprietary technologies and intellectual property. Because certain of our trademarks contain words or terms that have a common usage, we may have difficulty registering them in certain jurisdictions. Although we possess intellectual property rights in some aspects of our digital content, search technology, software products and digitization and indexing processes, our digital content is not protected by any registered copyrights or other registered intellectual property or statutory rights. Rather, our digital content is protected by user agreements that limit access to and use of our data, as well as by certain proprietary and non-proprietary technology and software. However, compliance with the use restrictions is difficult to monitor, and any technology or software that we deploy to protect our digital content may prove to be inadequate for such purpose. In addition, our proprietary rights in our digital content databases may be more difficult to enforce than other forms of intellectual property rights.

There can be no assurance that the steps we take will be adequate to protect our technologies and intellectual property, that our patent and trademark applications will lead to issued patents and registered trademarks in all instances, that others will not develop or patent similar or superior technologies, products or services, or that our patents, trademarks and other intellectual property will not be challenged, invalidated or circumvented by others. Furthermore, the intellectual property laws of other countries at which our websites are or may in the future be directed, may not protect our products and intellectual property rights to the same extent as the laws of the United States. The legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, both in the United States and in other countries. In addition, third parties may knowingly or unknowingly infringe our patents, trademarks and other intellectual property rights, and litigation may be necessary to protect and enforce our intellectual property rights.

Any such litigation could be very costly and could divert management attention and resources. If the protection of our technologies and intellectual property is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our subscription services and methods of operations. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

We also expect that the more successful we are, the more likely it will become that competitors will try to develop products that are similar to ours, which may infringe on our proprietary rights. It may also be more likely that competitors will claim that our products and services infringe on their proprietary rights. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenues, reputation and competitive position could be harmed.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information. Failure to protect our proprietary information could make it easier for third parties to compete with our products and harm our business.

A substantial amount of our tools and technologies are protected by trade secret laws. In order to protect our proprietary technologies and processes, we rely in part on security measures, as well as confidentiality agreements with our employees, licensees, independent contractors and other advisors. These measures and agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. We could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in or unexpected interpretations of the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could materially affect our business, revenues, reputation and competitive position.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our websites, content indexes, and marketing and advertising activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technologies, business processes and the content on our websites. We use intellectual property licensed from third parties in merchandising our products and marketing and advertising our services. From time to time, third parties may allege that we have violated their intellectual property rights. If there is a valid claim against us for infringement, misappropriation, misuse or other violation of third party intellectual property rights, and we are unable to obtain sufficient rights or develop non-infringing intellectual property or otherwise alter our business practices on a timely basis, our business and competitive position may be adversely affected. Many companies are devoting significant resources to obtaining patents that could affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We have not exhaustively searched patents relevant to our technologies and business. If we are forced to defend ourselves against intellectual property infringement claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, limitations on our ability to use our current websites or inability to market or provide our products or services. As a result of any such dispute, we may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing certain products or services, adjust our merchandizing or marketing and advertising activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. In addition, many of our co-branding, distribution and other partnering agreements require us to indemnify our partners for third-party intellectual property infringement claims, which could increase the cost to us of an adverse ruling in such an action.

In addition, as a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of data and materials that we publish or distribute. These claims could arise with respect to both institutional and user-generated content. Litigation to defend these claims could be costly and any other liabilities we incur in connection with the claims may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect our domain names, our reputation and brand could be affected adversely, which may negatively impact our ability to compete.

We have registered domain names for website destinations that we use in our business, such as Ancestry.com, Ancestry.co.uk, Archives.com, and Fold3.com. However, if we are unable to maintain our rights in these domain names, our competitors could capitalize on our brand recognition by using these domain names for their own benefit. In addition, our competitors could capitalize on our brand recognition by using domain names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere, and in many countries the top-level domain names “ancestry,” “archives” or “genealogy” are owned by other parties. Although we own the “ancestry.co.uk” domain name in the United Kingdom, we might not be able to, or may choose not to, acquire or maintain other country-specific versions of the “ancestry,” “archives” and “genealogy” domain names. Further, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights varies from jurisdiction to jurisdiction and is unclear in some jurisdictions. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of, our brand or our trademarks or service marks. Protecting and enforcing our rights in our domain names and determining the rights of others may require litigation, which could result in substantial costs and divert management attention. We may not prevail if any such litigation is initiated.